June 30, 2010

Exhibit 17(d)

Semi-Annual Repor t

Western Asset

Intermediate Plus

Bond Portfolio

INVESTMENT PRODUCTS: NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

II	Western Asset Intermediate Plus Bond Portfolio

Fund objective

The Fund seeks to maximize total return, consistent with prudent investment management and liquidity needs, by investing to obtain an average duration which is expected to range within 20% of the duration of its benchmark.

Letter from the President

Dear Shareholder,

We are pleased to provide the semi-annual report of Western Asset Intermediate Plus Bond Portfolio for the six-month reporting period ended June 30, 2010.

Please read on for Fund performance information and a detailed look at prevailing economic and market conditions during the Fund’s reporting period.

As always, we remain committed to providing you with excellent service and a full spectrum of investment choices. We also remain committed to supplementing the support you receive from your financial advisor. One way we accomplish this is through our website, www.leggmason.com/individualinvestors. Here you can gain immediate access to market and investment information, including:

•	Fund prices and performance,

•	Market insights and commentaries from our portfolio managers, and

•	A host of educational resources.

We look forward to helping you meet your financial goals.

Sincerely,

R. Jay Gerken, CFA

President

July 30, 2010

Western Asset Intermediate Plus Bond Portfolio	III

Investment commentary

Economic review

While the overall U.S. economy continued to expand over the six months ended June 30, 2010, several economic data points weakened toward the end of the reporting period. This, in combination with sovereign debt woes in Europe, caused investor sentiment to turn negative and had significant implications for the financial markets.

Looking back, the U.S. Department of Commerce reported that U.S. gross domestic product (“GDP”)i contracted four consecutive quarters, beginning in the third quarter of 2008 through the second quarter of 2009. Economic conditions then began to improve in the third quarter of 2009, as GDP growth was 1.6%. A variety of factors helped the economy to regain its footing, including the government’s $787 billion stimulus program. Economic growth then accelerated during the fourth quarter of 2009, as GDP growth was 5.0%. A slower drawdown in business inventories and renewed consumer spending were contributing factors spurring the economy’s higher growth rate. While the recovery continued during the first half of 2010, it did so at a more modest pace, as GDP growth was 3.7% during the first quarter of 2010 and an estimated 2.4% during the second quarter. The slower pace of growth in the second quarter was due, in part, to slower consumer spending, which rose an annualized 1.6% during the quarter, versus a 1.9% gain during the first three months of the year.

Even before GDP growth turned positive, there were signs that the economy was on the mend. The manufacturing sector, as measured by the Institute for Supply Management’s PMIii, rose to 52.8 in August 2009, the first time it surpassed 50 since January 2008 (a reading below 50 indicates a contraction, whereas a reading above 50 indicates an expansion). While June 2010’s PMI reading of 56.2 was lower than May’s reading of 59.7, manufacturing has now expanded eleven consecutive months according to PMI data. The manufacturing sector’s growth remained fairly broad-based with thirteen of the eighteen industries tracked by the Institute for Supply Management expanding during June.

After experiencing sharp job losses in 2009, the U.S. Department of Labor reported that over one million new positions were added during the first five months of 2010. Included in that total, however, were 700,000 temporary government jobs tied to the 2010 Census. In June, 225,000 of these temporary positions were eliminated, offsetting private sector growth and resulting in a net loss of 125,000 jobs for the month. However, the unemployment rate fell to 9.5% in June, versus 9.7% and 9.9% in May and April, respectively.

There was mixed news in the housing market during the period. According to the National Association of Realtors, existing home sales increased 7.0% and 8.0% in March and April, respectively, after sales had fallen for the period from December 2009 through February 2010. The rebound was largely attributed to people rushing to take advantage of the government’s $8,000 tax credit for first-time home buyers that expired at the end of April. However, with the end of the tax credit, existing home sales then declined 2.2% and 5.1% in May and June, respectively. In addition, the inventory of unsold homes increased 2.5% to 3.99 million in June. Looking at home prices, the S&P/Case-Shiller Home Price Indexiii indicated that month-to-month U.S. home prices rose 1.3% in May. This marked the second straight monthly increase following six consecutive months of declining prices.

Financial market overview

During the first half of the reporting period, the financial markets were largely characterized by healthy investor risk appetite and solid results by lower-quality bonds. However, the market experienced a sharp sell-off during the second half of the reporting period, during which risk aversion returned and investors flocked to the relative safety of U.S. Treasury securities.

Given certain pockets of weakness in the economy, including elevated unemployment in the U.S., the Federal Reserve Board (“Fed”)iv remained cautious. At its meeting in June 2010, the Fed said it “will maintain the target range for the federal funds ratev at 0 to 1/4 percent and continues to anticipate that economic conditions, including low rates of resource utilization, subdued inflation trends, and stable inflation expectations, are likely to warrant exceptionally low levels of the federal funds rate for an extended period.”

However, the Fed took several steps in reversing its accommodative monetary stance. On February 18, 2010, the Fed raised the discount rate, the interest rate it charges banks for temporary loans, from 1/2 to 3/4 percent. The Fed also concluded its $1.25 trillion mortgage securities purchase program at the end of the first quarter of 2010. However, the Fed left the door open for future stimulus measures if needed. In the minutes of its June meeting that were released on July 14th (after the reporting period ended), the Fed said, “In addition to continuing to develop and test instruments to exit from the period of unusually accommodative monetary policy, the Committee would need to consider whether further policy stimulus might become appropriate if the outlook were to worsen appreciably.”

IV	Western Asset Intermediate Plus Bond Portfolio

Investment commentary (cont’d)

Fixed-income market review

Continuing the trend that began in the second quarter of 2009, nearly every spread sector (non-Treasury) outperformed equal-durationvi Treasuries during the first half of the reporting period. Over that time, investor confidence was high given encouraging economic data, continued low interest rates, benign inflation and rebounding corporate profits. However, robust investor appetite was replaced with heightened risk aversion toward the end of April and during the month of May. This was due to the escalating sovereign debt crisis in Europe, uncertainties regarding new financial reforms in the U.S. and some worse-than-expected economic data. Most spread sectors then produced positive absolute returns in June, as investor demand for these securities began to again increase.

Both short- and long-term Treasury yields fluctuated during the period but generally moved lower. When the period began, two- and ten-year Treasury yields were 1.14% and 3.85%, respectively. Two- and ten-year Treasury yields initially rose, reaching as high as 1.18% and 4.01%, respectively, in early April. Yields then largely declined amid the investor “flight to quality.” On June 30, 2010, two- and ten-year Treasury yields reached their lows for the reporting period: 0.61% and 2.97%, respectively. Over the six-month reporting period, the yield curvevii flattened, with longer-term Treasury yields declining more than their shorter-term counterparts. For the six months ended June 30, 2010, the Barclays Capital U.S. Aggregate Indexviii returned 5.33%.

While the high-yield bond market could not escape the negative impact of the investor flight to quality, it still was able to produce strong results during the reporting period. The asset class posted positive returns during each month except for May 2010 when risk aversion reached extremely elevated levels. The high-yield market was supported by better-than-expected corporate profits and overall strong investor demand. All told, the Barclays Capital U.S. High Yield — 2% Issuer Cap Indexix returned 4.45% for the six months ended June 30, 2010.

Performance review

For the six months ended June 30, 2010, Class I shares of Western Asset Intermediate Plus Bond Portfolio returned 6.54%. The Fund’s unmanaged benchmark, the Barclays Capital Intermediate U.S. Government/Credit Indexx, returned 4.56% for the same period. The Lipper Intermediate Investment Grade Debt Funds Category Average1 returned 5.35% over the same time frame.

Performance Snapshot as of June 30, 2010 (unaudited)
6 months
Western Asset Intermediate Plus Bond Portfolio:
Class IS2	6.59%
Class I2	6.54%
Barclays Capital Intermediate U.S. Government/Credit Index	4.56%
Lipper Intermediate Investment Grade Debt Funds Category Average	5.35%

The performance shown represents past performance. Past performance is no guarantee of future results and current performance may be higher or lower than the performance shown above. Principal value, investment returns and yields will fluctuate and investors’ shares, when redeemed, may be worth more or less than their original cost. To obtain performance data current to the most recent month-end, please visit our website at www.leggmason.com/individualinvestors.

All share class returns assume the reinvestment of all distributions, including returns of capital, if any, at net asset value and the deduction of all Fund expenses. Returns have not been adjusted to include the deduction of taxes that a shareholder would pay on Fund distributions. Performance figures for periods shorter than one year represent cumulative figures and are not annualized.

Performance figures reflect expense reimbursements and/or fee waivers, without which the performance would have been lower.

The 30-Day SEC Yields for the period ended June 30, 2010 for Class IS and I shares were 3.75% and 3.67%, respectively. Absent current expense reimbursements and/or fee waivers, the 30-Day SEC Yields for Class IS and I shares would have been 3.30% and 3.37%, respectively. The 30-Day SEC Yield is the average annualized net investment income per share for the 30-day period indicated and is subject to change.

Total Annual Operating Expenses (unaudited)

As of the Fund’s most current prospectus dated April 30, 2010, the gross total operating expense ratios for Class IS and Class I shares were 0.76% and 0.68%, respectively.

Actual expenses may be higher. For example, expenses may be higher than those shown if average net assets decrease. Net assets are more likely to decrease and Fund expense ratios are more likely to increase when markets are volatile.

As a result of an expense limitation agreement, the ratio of expenses, other than interest, brokerage, taxes, deferred organizational expenses and extraordinary expenses, to average net assets will not exceed 0.45% for Class IS shares. In addition, Class I shares’ operating expenses will be waived and/or reimbursed at an annual rate of 0.13%. This expense limitation agreement cannot be terminated prior to April 30, 2011 without the Board of Directors’ consent.

With respect to Class IS shares, the manager is permitted to recapture amounts forgone or reimbursed to the class within three years after the day on which the manager earned the fee or incurred the expense if the class’ total annual operating expenses have fallen to a level below the lower of the limit described above or the limit then in effect.

[1]

Lipper, Inc., a wholly-owned subsidiary of Reuters, provides independent insight on global collective investments. Returns are based on the six-month period ended June 30, 2010, including the reinvestment of all distributions, including returns of capital, if any, calculated among the 588 funds in the Fund’s Lipper category.

[2]	Class IS and Class I shares were formerly known as Institutional Select Class and Institutional Class shares, respectively. Fund share classes were renamed in April 2010.

Western Asset Intermediate Plus Bond Portfolio	V

As always, thank you for your confidence in our stewardship of your assets.

Sincerely,

R. Jay Gerken, CFA

President

July 30, 2010

RISKS: Fixed-income securities involve interest rate, credit, inflation and reinvestment risks. As interest rates rise, the value of fixed-income securities falls. Derivatives, such as options, futures and swaps, can be illiquid, may disproportionately increase losses, and have a potentially large impact on Fund performance. International investments are subject to special risks including currency fluctuations and social, economic and political uncertainties, which could increase volatility. These risks are magnified in emerging markets. Asset-backed, mortgage-backed or mortgage-related securities are subject to prepayment and extension risks. Risks of high-yield securities include greater price volatility, illiquidity and possibility of default. Please see the Fund’s prospectus for more information on these and other risks.

All investments are subject to risk including the possible loss of principal. All index performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in an index.

The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. Views expressed may differ from those of the firm as a whole.

[i]	Gross domestic product (“GDP”) is the market value of all final goods and services produced within a country in a given period of time.

ii

The Institute for Supply Management's PMI is based on a survey of purchasing executives who buy the raw materials for manufacturing at more than 350 companies. It offers an early reading on the health of the manufacturing sector.

iii

The S&P/Case-Shiller Home Price Index measures the residential housing market, tracking changes in the value of the residential real estate market in twenty metropolitan regions across the United States.

iv

The Federal Reserve Board (“Fed”) is responsible for the formulation of policies designed to promote economic growth, full employment, stable prices and a sustainable pattern of international trade and payments.

[v]

The federal funds rate is the rate charged by one depository institution on an overnight sale of immediately available funds (balances at the Federal Reserve) to another depository institution; the rate may vary from depository institution to depository institution and from day to day.

vi

Duration is the measure of the price sensitivity of a fixed-income security to an interest rate change of 100 basis points. Calculation is based on the weighted average of the present values for all cash flows.

vii	The yield curve is the graphical depiction of the relationship between the yield on bonds of the same credit quality but different maturities.

viii

The Barclays Capital U.S. Aggregate Index is a broad-based bond index comprised of government, corporate, mortgage- and asset-backed issues, rated investment grade or higher, and having at least one year to maturity.

ix

The Barclays Capital U.S. High Yield — 2% Issuer Cap Index is an index of the 2% Issuer Cap component of the Barclays Capital U.S. Corporate High Yield Index, which covers the U.S. dollar-denominated, non-investment grade, fixed-rate, taxable corporate bond market.

[x]

The Barclays Capital Intermediate U.S. Government/Credit Index is a market value weighted performance benchmark for government and corporate fixed-rate debt issues (rated Baa/BBB or higher) with maturities between one and ten years.

Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report	1

Fund at a glance† (unaudited)

Standard & Poor’s Debt Ratings1 (%) as a percent of total investments

Maturity Schedule (%) as a percent of total investments

†	The bar graphs above represent the composition of the Fund’s investments as of June 30, 2010 and do not include derivatives such as Futures Contracts, Options Written and Swaps. The Fund is actively managed. As a result, the composition of the Fund’s investments is subject to change at any time.

[1]

Source: Standard & Poor’s Rating Service. The ratings shown are based on each portfolio security’s rating as determined by Standard & Poor’s (“S&P”), a Nationally Recognized Statistical Ratings Organization (“NRSRO”). These ratings are the opinions of S&P and are not measures of quality or guarantees of performance. Securities held by the Fund may be rated by other NRSROs, and these ratings may be higher or lower. The Fund itself has not been rated by a NRSRO and the credit quality of the investments in the Fund’s portfolio does not apply to the stability or safety of the Fund.

2	Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report

Fund expenses (unaudited)

Example

As a shareholder of the Fund, you may incur two types of costs: (1) transaction costs and (2) ongoing costs, including management fees; distribution and/or service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

This example is based on an investment of $1,000 invested on January 1, 2010 and held for the six months ended June 30, 2010.

Actual expenses

The table below titled “Based on Actual Total Return” provides information about actual account values and actual expenses. You may use the information provided in this table, together with the amount you invested, to estimate the expenses that you paid over the period. To estimate the expenses you paid on your account, divide your ending account value by $1,000 (for example, an $8,600 ending account value divided by $1,000 = 8.6), then multiply the result by the number under the heading entitled “Expenses Paid During the Period”.

Based on actual total return[1]
	Actual Total Return[2]	Beginning Account Value	Ending Account Value	Annualized Expense Ratio	Expenses Paid During the Period[3]
Class IS4	6.59%	$1,000.00	$1,065.90	0.45%	$2.31
Class I4	6.54	1,000.00	1,065.40	0.55	2.82

Hypothetical example for comparison purposes

The table below titled “Based on Hypothetical Total Return” provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio and an assumed rate of return of 5.00% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use the information provided in this table to compare the ongoing costs of investing in the Fund and other funds. To do so, compare the 5.00% hypothetical example relating to the Fund with the 5.00% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table below are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as front-end or back-end sales charges (loads). Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

Based on hypothetical total return[1]
	Hypothetical Annualized Total Return	Beginning Account Value	Ending Account Value	Annualized Expense Ratio	Expenses Paid During the Period[3]
Class IS4	5.00%	$1,000.00	$1,022.56	0.45%	$2.26
Class I4	5.00	1,000.00	1,022.07	0.55	2.76

[1]	For the six months ended June 30, 2010.

[2]

Assumes the reinvestment of all distributions, including returns of capital, if any, at net asset value. Total return is not annualized, as it may not be representative of the total return for the year. Performance figures may reflect compensating balance agreements and/or expense reimbursements. In the absence of compensating balance agreements and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]

Expenses (net of compensating balance arrangements and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year (181), then divided by 365.

[4]	In April 2010, Institutional Select Class and Institutional Class shares were renamed Class IS and Class I shares, respectively.

Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report	3

Spread duration (unaudited)

Economic exposure — June 30, 2010

Spread duration is defined as the change in value for a 100 basis point change in the spread relative to Treasuries. The spread over Treasuries is the annual risk-premium demanded by investors to hold non-Treasury securities. This chart highlights the market sector exposure of the Fund’s portfolio and the exposure relative to the selected benchmark as of the end of the reporting period.

ABS	—Asset Backed Securities
HY	—High Yield
IG Credit	—Investment Grade Credit
MBS	—Mortgage Backed Securities
BIGCI	—Barclays Capital Intermediate U.S. Government/Credit Index

4	Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report

Effective duration (unaudited)

Interest rate exposure — June 30, 2010

Effective duration is defined as the change in value for a 100 basis point change in Treasury yields. This chart highlights the interest rate exposure of the Fund’s portfolio relative to the selected benchmark as of the end of the reporting period.

ABS	—Asset Backed Securities
HY	—High Yield
IG Credit	—Investment Grade Credit
MBS	—Mortgage Backed Securities
BIGCI	—Barclays Capital Intermediate U.S. Government/Credit Index

Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report	5

Schedule of investments (unaudited)

June 30, 2010

Western Asset Intermediate Plus Bond Portfolio

Security	Rate	Maturity Date	Face Amount†		Value
Corporate Bonds & Notes — 61.8%
Consumer Discretionary — 3.4%
Automobiles — 0.5%
DaimlerChrysler North America Holding Corp., Notes	6.500%	11/15/13	160,000		$179,078
Motors Liquidation Co.	8.375%	7/5/33	50,000	EUR	20,788	(a)
Motors Liquidation Co., Senior Debentures	8.375%	7/15/33	120,000		38,400	(a)
Total Automobiles					238,266
Hotels, Restaurants & Leisure — 0.1%
MGM Resorts International, Senior Secured Notes	10.375%	5/15/14	10,000		10,875
MGM Resorts International, Senior Secured Notes	11.125%	11/15/17	20,000		22,050
Total Hotels, Restaurants & Leisure					32,925
Media — 2.1%
Comcast Corp., Senior Notes	5.150%	3/1/20	190,000		198,920
DISH DBS Corp., Senior Notes	7.750%	5/31/15	130,000		133,900
Omnicom Group Inc., Senior Notes	5.900%	4/15/16	70,000		79,575
Reed Elsevier Capital Inc., Notes	8.625%	1/15/19	50,000		63,654
Time Warner Cable Inc., Senior Notes	8.250%	2/14/14	230,000		271,871
Time Warner Inc., Senior Subordinated Notes	6.875%	5/1/12	10,000		10,894
WPP Finance UK, Senior Notes	8.000%	9/15/14	120,000		140,695
Total Media					899,509
Multiline Retail — 0.7%
JC Penney Corp. Inc.	5.750%	2/15/18	80,000		80,200
Macy's Retail Holdings Inc.	5.350%	3/15/12	90,000		92,025
Macy's Retail Holdings Inc., Notes	5.750%	7/15/14	130,000		130,650
Total Multiline Retail					302,875
Total Consumer Discretionary					1,473,575
Consumer Staples — 3.4%
Beverages — 0.9%
Anheuser-Busch InBev Worldwide Inc., Senior Notes	5.375%	1/15/20	140,000		150,863
Bottling Group LLC	6.950%	3/15/14	130,000		153,424
Diageo Capital PLC, Senior Bonds	4.828%	7/15/20	90,000		95,467
Total Beverages					399,754
Food & Staples Retailing — 1.0%
Kroger Co., Notes	3.900%	10/1/15	120,000		126,585
Wal-Mart Stores Inc.	4.250%	4/15/13	200,000		215,152
Walgreen Co., Senior Notes	5.250%	1/15/19	80,000		90,746
Total Food & Staples Retailing					432,483
Food Products — 0.4%
Kraft Foods Inc., Senior Notes	5.375%	2/10/20	180,000		192,879
Tobacco — 1.1%
Altria Group Inc., Senior Notes	8.500%	11/10/13	50,000		58,367
Altria Group Inc., Senior Notes	9.250%	8/6/19	80,000		99,849
Philip Morris International Inc.	5.650%	5/16/18	140,000		153,149
Reynolds American Inc., Senior Notes	7.250%	6/1/13	140,000		154,016
Total Tobacco					465,381
Total Consumer Staples					1,490,497

See Notes to Financial Statements.

6	Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report

Schedule of investments (unaudited) (cont’d)

June 30, 2010

Western Asset Intermediate Plus Bond Portfolio

Security	Rate	Maturity Date	Face Amount†	Value
Energy — 6.8%
Energy Equipment & Services — 0.5%
Key Energy Services Inc., Senior Notes	8.375%	12/1/14	70,000	$69,562
Transocean Inc., Senior Notes	5.250%	3/15/13	140,000	131,697
Total Energy Equipment & Services				201,259
Oil, Gas & Consumable Fuels — 6.3%
Anadarko Petroleum Corp., Senior Notes	5.950%	9/15/16	220,000	189,353
BP Capital Markets PLC, Guaranteed Notes	5.250%	11/7/13	100,000	91,926
BP Capital Markets PLC, Senior Notes	3.125%	3/10/12	30,000	27,736
Chesapeake Energy Corp., Senior Notes	7.250%	12/15/18	70,000	72,275
ConocoPhillips	5.750%	2/1/19	130,000	148,696
CONSOL Energy Inc., Senior Notes	8.250%	4/1/20	30,000	31,275	(b)
Devon Energy Corp.	6.300%	1/15/19	100,000	115,849
El Paso Corp.	6.875%	6/15/14	120,000	122,181
El Paso Corp., Senior Notes	7.000%	5/15/11	80,000	81,701
Enbridge Energy Partners LP	9.875%	3/1/19	100,000	131,386
Energy Transfer Partners LP, Senior Notes	9.700%	3/15/19	130,000	157,073
Energy Transfer Partners LP, Senior Notes	9.000%	4/15/19	10,000	11,760
Enterprise Products Operating LLP, Senior Bonds	6.300%	9/15/17	140,000	156,607
Hess Corp., Notes	8.125%	2/15/19	100,000	124,656
Kinder Morgan Energy Partners LP, Senior Notes	6.000%	2/1/17	120,000	130,720
Noble Energy Inc., Senior Notes	8.250%	3/1/19	50,000	60,513
OPTI Canada Inc., Senior Secured Notes	8.250%	12/15/14	20,000	17,400
Petrobras International Finance Co., Senior Notes	5.750%	1/20/20	109,000	109,768
Petroleos Mexicanos, Notes	8.000%	5/3/19	140,000	166,600
SandRidge Energy Inc., Senior Notes	9.875%	5/15/16	45,000	45,675	(b)
Shell International Finance BV, Senior Notes	4.375%	3/25/20	150,000	155,060
Williams Cos. Inc.	2.291%	10/1/10	280,000	279,946	(b)(c)
Williams Cos. Inc.	6.375%	10/1/10	60,000	60,519	(b)
Williams Cos. Inc., Notes	7.875%	9/1/21	41,000	46,990
XTO Energy Inc., Senior Notes	5.650%	4/1/16	160,000	183,302
Total Oil, Gas & Consumable Fuels				2,718,967
Total Energy				2,920,226
Financials — 33.9%
Capital Markets — 4.0%
Goldman Sachs Capital II, Junior Subordinated Bonds	5.793%	6/1/12	500,000	377,500	(c)(d)
Goldman Sachs Group Inc., Notes	6.600%	1/15/12	10,000	10,576
Goldman Sachs Group Inc., Notes	5.250%	10/15/13	20,000	21,082
Goldman Sachs Group Inc., Senior Notes	5.300%	2/14/12	10,000	10,408
Goldman Sachs Group Inc., Senior Notes	5.250%	4/1/13	100,000	105,248
Goldman Sachs Group Inc., Senior Notes	6.000%	5/1/14	70,000	75,226
Goldman Sachs Group Inc., Senior Notes	5.375%	3/15/20	80,000	79,049
Kaupthing Bank HF, Senior Notes	5.750%	10/4/11	580,000	139,200	(a)(b)(e)
Kaupthing Bank HF, Senior Notes	7.625%	2/28/15	360,000	86,400	(a)(b)(e)
Lehman Brothers Holdings Capital Trust VII, Medium-Term Notes	5.857%	5/31/12	920,000	92	(a)(d)
Lehman Brothers Holdings Capital Trust VIII	3.915%	5/31/12	20,000	2	(a)(c)(d)

See Notes to Financial Statements.

Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report	7

Western Asset Intermediate Plus Bond Portfolio

Security	Rate	Maturity Date	Face Amount†	Value
Capital Markets — continued
Lehman Brothers Holdings Inc., Medium-Term Notes	4.500%	7/26/10	140,000	$27,650	(a)
Morgan Stanley	5.550%	4/27/17	170,000	168,619
Morgan Stanley	7.300%	5/13/19	260,000	279,609
UBS AG Stamford CT, Senior Notes	3.875%	1/15/15	350,000	348,268
Total Capital Markets				1,728,929
Commercial Banks — 12.1%
Achmea Hypotheekbank NV	3.200%	11/3/14	470,000	485,584	(b)
ANZ National International Ltd., Senior Notes	2.375%	12/21/12	200,000	202,579	(b)
BAC Capital Trust XIV, Junior Subordinated Notes	5.630%	3/15/12	10,000	6,750	(c)(d)
Bank of Ireland Governor & Co., Senior Notes	2.750%	3/2/12	380,000	377,128	(b)
Bank of Tokyo-Mitsubishi UFJ Ltd., Senior Notes	2.600%	1/22/13	40,000	40,654	(b)
Bank of Tokyo-Mitsubishi UFJ Ltd., Senior Notes	3.850%	1/22/15	100,000	104,038	(b)
Barclays Bank PLC, Senior Notes	5.200%	7/10/14	190,000	200,517
BB&T Corp., Senior Notes	3.850%	7/27/12	90,000	93,823
BNP Paribas, Senior Notes	2.125%	12/21/12	100,000	99,729
Cie de Financement Foncier, Secured Bonds	2.125%	4/22/13	200,000	201,936	(b)
Commonwealth Bank of Australia, Senior Notes	2.900%	9/17/14	690,000	703,461	(b)
Commonwealth Bank of Australia, Senior Notes	3.750%	10/15/14	70,000	71,962	(b)
Credit Agricole SA, Subordinated Notes	8.375%	10/13/19	160,000	151,200	(b)(c)(d)
Dexia Credit Local NY, Senior Notes	2.000%	3/5/13	530,000	529,707	(b)
Glitnir Banki HF, Notes	3.226%	1/21/11	640,000	166,400	(a)(b)(c)(e)
Glitnir Banki HF, Notes	6.375%	9/25/12	260,000	67,600	(a)(b)(e)
Glitnir Banki HF, Senior Notes	5.678%	1/18/12	100,000	26,000	(a)(b)(c)(e)
Glitnir Banki HF, Subordinated Notes	6.693%	6/15/16	100,000	125	(a)(b)(e)
Landsbanki Islands HF	7.431%	10/19/17	250,000	313	(a)(b)(d)(e)
Landsbanki Islands HF, Senior Notes	6.100%	8/25/11	330,000	37,125	(a)(b)(e)
Lloyds TSB Bank PLC, Notes	5.800%	1/13/20	140,000	132,145	(b)
Nordea Bank AB, Senior Notes	3.700%	11/13/14	110,000	112,058	(b)
Nordea Bank AB, Senior Notes	4.875%	1/27/20	110,000	112,975	(b)
Rabobank Nederland NV, Junior Subordinated Notes	11.000%	6/30/19	90,000	111,150	(b)(c)(d)
Royal Bank of Scotland Group PLC, Senior Notes	6.400%	10/21/19	130,000	131,773
Santander Issuances SA Unipersonal, Subordinated Notes	5.805%	6/20/16	140,000	135,565	(b)(c)
Shinsei Finance Cayman Ltd., Junior Subordinated Bonds	6.418%	7/20/16	100,000	64,287	(b)(c)(d)
SunTrust Capital, Trust Preferred Securities	6.100%	12/1/66	80,000	60,900	(c)
U.S. Bancorp	4.200%	5/15/14	150,000	160,453
Wells Fargo & Co., Senior Notes	3.750%	10/1/14	220,000	225,243
Wells Fargo Capital X, Capital Securities	5.950%	12/1/86	190,000	168,513
Westpac Banking Corp., Notes	3.250%	12/16/11	100,000	102,859	(b)
Westpac Banking Corp., Senior Notes	2.900%	9/10/14	140,000	143,466	(b)
Total Commercial Banks				5,228,018
Consumer Finance — 4.5%
American Express Co., Senior Notes	8.125%	5/20/19	10,000	12,416
American Express Credit Corp., Senior Notes	5.125%	8/25/14	170,000	182,898
Caterpillar Financial Services Corp., Notes	1.900%	12/17/12	170,000	172,128
FIA Credit Services N.A., Subordinated Notes	7.125%	11/15/12	150,000	163,330	(b)
Ford Motor Credit Co., Senior Notes	3.048%	1/13/12	500,000	485,625	(c)

See Notes to Financial Statements.

8	Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report

Schedule of investments (unaudited) (cont’d)

June 30, 2010

Western Asset Intermediate Plus Bond Portfolio

Security	Rate	Maturity Date	Face Amount†	Value
Consumer Finance — continued
GMAC Inc., Senior Notes	7.500%	12/31/13	108,000	$107,730
GMAC Inc., Senior Notes	6.750%	12/1/14	24,000	23,220
GMAC Inc., Subordinated Notes	8.000%	12/31/18	90,000	82,800
SLM Corp.	0.616%	1/27/14	700,000	577,104	(c)
SLM Corp., Senior Notes	8.000%	3/25/20	160,000	140,510
Total Consumer Finance				1,947,761
Diversified Financial Services — 9.8%
BAC Capital Trust XIII	0.937%	3/15/12	120,000	70,937	(c)(d)
Bank of America Corp., Senior Notes	4.500%	4/1/15	30,000	30,322
Beaver Valley Funding Corp., Senior Secured Bonds	9.000%	6/1/17	149,000	166,266
Citigroup Funding Inc., Notes	2.250%	12/10/12	1,550,000	1,595,575
Citigroup Inc., Notes	6.000%	12/13/13	130,000	136,385
Citigroup Inc., Senior Notes	5.500%	10/15/14	70,000	71,968
Citigroup Inc., Senior Notes	8.500%	5/22/19	340,000	405,322
FDIC Structured Sale Guaranteed Notes, Notes	0.000%	10/25/13	250,000	234,928	(b)
General Electric Capital Corp., Senior Notes	5.900%	5/13/14	140,000	154,534
General Electric Capital Corp., Subordinated Debentures	6.375%	11/15/67	230,000	213,900	(c)
ILFC E-Capital Trust I	5.900%	12/21/65	170,000	109,013	(b)(c)
JPMorgan Chase Capital XXII	6.450%	1/15/87	140,000	132,149
MUFG Capital Finance 1 Ltd., Preferred Securities	6.346%	7/25/16	300,000	290,247	(c)(d)
TNK-BP Finance SA	6.875%	7/18/11	180,000	185,184	(b)
Westpac Securities NZ Ltd., Senior Notes	2.500%	5/25/12	240,000	245,491	(b)
ZFS Finance USA Trust II, Bonds	6.450%	12/15/65	240,000	214,800	(b)(c)
Total Diversified Financial Services				4,257,021
Insurance — 1.9%
Allstate Life Global Funding Trust	5.375%	4/30/13	110,000	120,612
American International Group Inc., Medium-Term Notes, Senior Notes	5.850%	1/16/18	40,000	35,750
American International Group Inc., Senior Notes	8.250%	8/15/18	100,000	101,250
Berkshire Hathaway Inc., Senior Notes	3.200%	2/11/15	160,000	164,770
MetLife Capital Trust IV, Junior Subordinated Notes	7.875%	12/15/67	120,000	115,200	(b)
MetLife Inc., Junior Subordinated Debentures	6.400%	12/15/66	10,000	8,800
Prudential Financial Inc., Senior Notes	2.750%	1/14/13	220,000	221,074
Teachers Insurance & Annuity Association of America — College Retirement Equity Fund, Notes	6.850%	12/16/39	40,000	46,590	(b)
Travelers Cos. Inc., Junior Subordinated Debentures	6.250%	3/15/67	30,000	28,151	(c)
Total Insurance				842,197
Real Estate Management & Development — 0.2%
Realogy Corp., Senior Subordinated Notes	12.375%	4/15/15	90,000	67,950
Thrifts & Mortgage Finance — 1.4%
Countrywide Financial Corp., Medium-Term Notes	5.800%	6/7/12	360,000	378,556
Countrywide Financial Corp., Subordinated Notes	6.250%	5/15/16	200,000	208,498
Total Thrifts & Mortgage Finance				587,054
Total Financials				14,658,930

See Notes to Financial Statements.

Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report	9

Western Asset Intermediate Plus Bond Portfolio

Security	Rate	Maturity Date	Face Amount†	Value
Health Care — 3.7%
Health Care Equipment & Supplies — 0.6%
Hospira Inc., Senior Notes	5.550%	3/30/12	200,000	$212,950
Medtronic Inc., Senior Notes	4.450%	3/15/20	40,000	42,624
Total Health Care Equipment & Supplies				255,574
Health Care Providers & Services — 1.7%
HCA Inc., Notes	8.750%	9/1/10	50,000	50,312
HCA Inc., Notes	6.750%	7/15/13	70,000	68,600
HCA Inc., Senior Notes	6.250%	2/15/13	30,000	29,475
HCA Inc., Senior Secured Notes	9.250%	11/15/16	70,000	74,200
HCA Inc., Senior Secured Notes	9.625%	11/15/16	63,000	67,410	(f)
Tenet Healthcare Corp., Senior Secured Notes	8.875%	7/1/19	171,000	181,260	(b)
UnitedHealth Group Inc., Senior Notes	6.000%	11/15/17	10,000	11,238
Universal Health Services Inc.	6.750%	11/15/11	240,000	254,527
WellPoint Inc., Notes	5.875%	6/15/17	10,000	11,141
Total Health Care Providers & Services				748,163
Pharmaceuticals — 1.4%
Abbott Laboratories, Senior Notes	5.125%	4/1/19	140,000	156,208
GlaxoSmithKline Capital Inc., Senior Bonds	5.650%	5/15/18	150,000	171,641
Pfizer Inc., Senior Notes	6.200%	3/15/19	130,000	154,492
Roche Holdings Inc., Senior Notes	6.000%	3/1/19	90,000	104,840	(b)
Total Pharmaceuticals				587,181
Total Health Care				1,590,918
Industrials — 2.1%
Aerospace & Defense — 0.4%
Boeing Co., Senior Notes	6.000%	3/15/19	140,000	164,878
Airlines — 0.6%
Delta Air Lines Inc., Pass-Through Certificates	6.821%	2/10/24	252,809	249,649
Commercial Services & Supplies — 0.3%
Allied Waste North America Inc., Senior Notes	7.125%	5/15/16	150,000	160,875
Industrial Conglomerates — 0.0%
United Technologies Corp., Senior Notes	4.500%	4/15/20	10,000	10,819
Road & Rail — 0.8%
Canadian National Railway Co. Financing Pass- Through Trusts, Secured Bonds	7.195%	1/2/16	253,195	301,970
Kansas City Southern de Mexico, Senior Notes	12.500%	4/1/16	29,000	34,655
Total Road & Rail				336,625
Total Industrials				922,846
Materials — 2.6%
Chemicals — 0.7%
Dow Chemical Co., Notes	5.700%	5/15/18	70,000	73,794
Lubrizol Corp., Senior Notes	8.875%	2/1/19	170,000	212,749
Total Chemicals				286,543
Containers & Packaging — 0.1%
Ball Corp., Senior Notes	6.750%	9/15/20	30,000	30,300
Metals & Mining — 1.8%
Alcoa Inc., Notes	6.000%	7/15/13	10,000	10,532
BHP Billiton Finance USA Ltd., Senior Notes	6.500%	4/1/19	110,000	131,917

See Notes to Financial Statements.

10	Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report

Schedule of investments (unaudited) (cont’d)

June 30, 2010

Western Asset Intermediate Plus Bond Portfolio

Security	Rate	Maturity Date	Face Amount†	Value
Metals & Mining — continued
Freeport-McMoRan Copper & Gold Inc., Senior Notes	8.375%	4/1/17	190,000	$209,000
Rio Tinto Finance USA Ltd.	8.950%	5/1/14	220,000	266,846
Steel Dynamics Inc., Senior Notes	7.750%	4/15/16	50,000	50,250
Teck Resources Ltd., Senior Secured Notes	9.750%	5/15/14	5,000	5,909
Teck Resources Ltd., Senior Secured Notes	10.250%	5/15/16	5,000	5,900
Teck Resources Ltd., Senior Secured Notes	10.750%	5/15/19	10,000	12,253
Vale Overseas Ltd., Notes	6.250%	1/23/17	100,000	108,922
Total Metals & Mining				801,529
Total Materials				1,118,372
Telecommunication Services — 3.5%
Diversified Telecommunication Services — 2.2%
AT&T Inc., Global Notes	5.600%	5/15/18	40,000	44,497
Deutsche Telekom International Finance BV, Senior Notes	5.750%	3/23/16	200,000	218,828
Embarq Corp., Notes	7.082%	6/1/16	10,000	10,661
Intelsat Jackson Holdings Ltd., Senior Notes	9.500%	6/15/16	15,000	15,750
Qwest Communications International Inc., Senior Notes	7.500%	2/15/14	30,000	30,075
Qwest Corp., Senior Notes	3.787%	6/15/13	70,000	69,300	(c)
Telecom Italia Capital S.p.A., Senior Notes	5.250%	10/1/15	220,000	222,035
Telefonica Emisiones SAU	0.674%	2/4/13	200,000	192,843	(c)
Telefonica Emisiones SAU, Senior Notes	5.134%	4/27/20	110,000	110,252
Windstream Corp., Senior Notes	8.625%	8/1/16	30,000	30,225
Total Diversified Telecommunication Services				944,466
Wireless Telecommunication Services — 1.3%
America Movil SAB de CV, Senior Notes	5.625%	11/15/17	70,000	76,518
Cricket Communications Inc., Senior Secured Notes	7.750%	5/15/16	45,000	45,900
New Cingular Wireless Services Inc., Notes	8.125%	5/1/12	220,000	246,179
Sprint Capital Corp., Senior Notes	8.375%	3/15/12	200,000	209,750
Total Wireless Telecommunication Services				578,347
Total Telecommunication Services				1,522,813
Utilities — 2.4%
Electric Utilities — 0.5%
Duke Energy Corp., Notes	6.250%	1/15/12	200,000	215,467
Duke Energy Corp., Senior Notes	6.300%	2/1/14	10,000	11,255
FirstEnergy Solutions Corp., Senior Notes	4.800%	2/15/15	10,000	10,464
Total Electric Utilities				237,186
Independent Power Producers & Energy Traders — 1.5%
AES Corp., Senior Notes	7.750%	10/15/15	50,000	50,625
AES Corp., Senior Notes	8.000%	6/1/20	160,000	160,800
Calpine Construction Finance Co. LP and CCFC Finance Corp., Senior Secured Notes	8.000%	6/1/16	50,000	51,125	(b)
Dynegy Holdings Inc., Senior Notes	7.750%	6/1/19	5,000	3,456
Edison Mission Energy, Senior Notes	7.625%	5/15/27	40,000	22,700
Energy Future Holdings Corp., Senior Notes	12.000%	11/1/17	297,754	193,540	(f)
Mirant Mid Atlantic LLC, Pass-Through Certificates	10.060%	12/30/28	97,429	104,493
NRG Energy Inc., Senior Notes	7.375%	2/1/16	60,000	59,700
Total Independent Power Producers & Energy Traders				646,439

See Notes to Financial Statements.

Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report	11

Western Asset Intermediate Plus Bond Portfolio

Security	Rate	Maturity Date	Face Amount†	Value
Multi-Utilities — 0.4%
Dominion Resources Inc., Senior Notes	8.875%	1/15/19	130,000	$171,711
Total Utilities				1,055,336
Total Corporate Bonds & Notes (Cost — $29,062,416)				26,753,513
Asset-Backed Securities — 4.7%
Financials — 4.7%
Automobiles — 0.7%
Hertz Vehicle Financing LLC, 2009-2A A1	4.260%	3/25/14	230,000	239,677	(b)
Hertz Vehicle Financing LLC, 2009-2A A2	5.290%	3/25/16	60,000	64,924	(b)
Total Automobiles				304,601
Credit Cards — 1.5%
Bank of America Credit Card Trust, 2010-A1 A1	0.650%	9/15/15	300,000	299,206	(c)
Citibank Credit Card Issuance Trust, 2009-A5 A5	2.250%	12/23/14	350,000	356,239
Total Credit Cards				655,445
Home Equity — 1.9%
First Horizon ABS Trust, 2007-HE1 A	0.473%	9/25/29	779,592	576,103	(c)
GSAA Home Equity Trust, 2007-7 A4	0.617%	7/25/37	410,000	234,820	(c)
Total Home Equity				810,923
Student Loan — 0.6%
Education Funding Capital Trust, 2003-3 A7	2.430%	12/15/42	100,000	93,625	(c)
Nelnet Student Loan Trust, 2008-4 A4	1.796%	4/25/24	170,000	175,128	(c)
Total Student Loan				268,753
Total Asset-Backed Securities (Cost — $2,026,110)				2,039,722
Collateralized Mortgage Obligations — 12.6%
Banc of America Funding Corp., 2005-B 2A1	3.017%	4/20/35	117,435	84,959	(c)
Banc of America Funding Corp., 2006-H 3A1	5.993%	9/20/46	427,348	312,527	(c)
Bear Stearns Alt-A Trust, 2005-2 2A4	3.007%	4/25/35	82,045	61,310	(c)
Countrywide Home Loans, 2004-20 2A1	2.947%	9/25/34	9,473	3,985	(c)
Countrywide Home Loans, 2005-31 2A3	5.362%	1/25/36	430,000	315,766	(c)
CS First Boston Mortgage Securities Corp., 2005-9 3A1	6.000%	10/25/35	260,659	164,259
GE Capital Commercial Mortgage Corp., 2001-2 A4	6.290%	8/11/33	251,505	259,492
GMAC Mortgage Corporation Loan Trust, 2005- AR5 3A1	4.722%	9/19/35	94,196	89,937	(c)
Indymac Inda Mortgage Loan Trust, 2007-AR7 1A1	6.020%	11/25/37	286,976	218,193	(c)
JP Morgan Mortgage Trust, 2004-A3	2.653%	7/25/34	235,809	225,837	(c)
MASTR Adjustable Rate Mortgages Trust, 2007-R5 A1	5.533%	11/25/35	246,317	140,732	(b)(c)
MASTR ARM Trust, 2004-13 3A7	2.959%	11/21/34	950,000	821,867	(c)
Merrill Lynch Mortgage Investors Trust, 2004-A1 2A1	2.821%	2/25/34	162,924	151,875	(c)
MLCC Mortgage Investors Inc., 2004-B	2.004%	5/25/29	9,741	9,609	(c)
MLCC Mortgage Investors Inc., 2005-1 2A2	2.258%	4/25/35	86,954	81,027	(c)
MLCC Mortgage Investors Inc., 2005-1, 2A1	2.258%	4/25/35	26,755	25,507	(c)
Residential Accredit Loans Inc., 2006-QS8 A2	6.000%	8/25/36	391,756	224,445
Structured Adjustable Rate Mortgage Loan Trust, 2004-6 3A2	2.678%	6/25/34	114,965	104,362	(c)
Structured Asset Securities Corp., 2003-31A 2A7	2.472%	10/25/33	90,284	85,651	(c)
WaMu Mortgage Pass-Through Certificates, 2006- AR12 1A2	5.742%	10/25/36	960,000	803,912	(c)
WaMu Mortgage Pass-Through Certificates, 2007- HY1 3A3	5.818%	2/25/37	520,000	431,660	(c)
Washington Mutual Inc., 2005-AR12	4.800%	10/25/35	187,936	139,451	(c)
Washington Mutual Inc., 2005-AR4 A5	2.723%	4/25/35	300,000	241,829	(c)

See Notes to Financial Statements.

12	Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report

Schedule of investments (unaudited) (cont’d)

June 30, 2010

Western Asset Intermediate Plus Bond Portfolio

Security	Rate	Maturity Date	Face Amount†	Value
Collateralized Mortgage Obligations — continued
Washington Mutual Inc. Mortgage Pass-Through Certificates, 2006-AR14 1A3	5.544%	11/25/36	600,000	$432,176	(c)
Washington Mutual Inc., MSC Pass-Through Certificates, 2004-RA1 2A	7.000%	3/25/34	10,065	10,425
Total Collateralized Mortgage Obligations (Cost — $5,330,626)				5,440,793
Mortgage-Backed Security — 0.7%
FNMA — 0.7%
Federal National Mortgage Association (FNMA) (Cost — $285,988)	3.022%	12/1/34	284,787	296,146	(c)
Municipal Bonds — 0.6%
California — 0.1%
California State, GO	6.200%	10/1/19	50,000	52,268
Pennsylvania — 0.4%
Pennsylvania State Higher Education Assistance Agency, Student Loan Revenue	0.181%	6/1/47	200,000	177,000	(c)(e)
Texas — 0.1%
Brazos Higher Education Authority Inc., Student Loan Revenue Note	1.850%	6/25/42	50,000	42,500	(c)
Total Municipal Bonds (Cost — $269,874)				271,768
Sovereign Bonds — 0.8%
Canada — 0.0%
Province of Ontario	4.000%	10/7/19	10,000	10,325
Japan — 0.8%
Japan Bank for International Coop., Senior Notes	2.875%	2/2/15	320,000	328,922
Total Sovereign Bonds (Cost — $329,192)				339,247
U.S. Government & Agency Obligations — 15.2%
U.S. Government Agencies — 6.5%
Farmer Mac	3.000%	9/22/14	30,000	31,488
Farmer Mac, Guaranteed Trust	5.125%	4/19/17	400,000	437,188	(b)
Federal Home Loan Mortgage Corp. (FHLMC), Notes	1.375%	1/9/13	160,000	161,640
Federal Home Loan Mortgage Corp. (FHLMC), Senior Notes	5.000%	2/16/17	410,000	467,952
Federal National Mortgage Association (FNMA)	0.000%	10/9/19	840,000	519,305
Federal National Mortgage Association (FNMA), Subordinated Notes	5.250%	8/1/12	520,000	561,226
Federal National Mortgage Association (FNMA), Subordinated Notes	4.625%	5/1/13	180,000	194,380
Tennessee Valley Authority	5.625%	1/18/11	10,000	10,287
Tennessee Valley Authority, Bonds	6.790%	5/23/12	210,000	233,467
Tennessee Valley Authority, Bonds	5.980%	4/1/36	10,000	11,966
Tennessee Valley Authority, Notes	5.250%	9/15/39	160,000	176,879
Total U.S. Government Agencies				2,805,778
U.S. Government Obligations — 8.7%
U.S. Treasury Bonds	4.375%	11/15/39	320,000	345,450
U.S. Treasury Bonds	4.625%	2/15/40	420,000	472,106
U.S. Treasury Notes	1.000%	4/30/12	10,000	10,075
U.S. Treasury Notes	1.375%	5/15/13	100,000	101,219
U.S. Treasury Notes	3.125%	1/31/17	590,000	617,057
U.S. Treasury Notes	3.625%	2/15/20	1,950,000	2,060,296
U.S. Treasury Notes	3.500%	5/15/20	170,000	177,915
Total U.S. Government Obligations				3,784,118
Total U.S. Government & Agency Obligations (Cost — $6,208,989)				6,589,896

See Notes to Financial Statements.

Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report	13

Western Asset Intermediate Plus Bond Portfolio

Security	Rate	Maturity Date	Face Amount†	Value
U.S. Treasury Inflation Protected Securities — 1.7%
U.S. Treasury Bonds, Inflation Indexed	1.750%	1/15/28	437,039	$443,322
U.S. Treasury Bonds, Inflation Indexed	2.500%	1/15/29	243,684	275,420
Total U.S. Treasury Inflation Protected Securities (Cost — $603,231)				718,742

			Shares
Common Stock — 0.0%
Energy — 0.0%
Oil, Gas & Consumable Fuels — 0.0%
SemGroup Corp., Class A Shares (Cost — $1,600)			52	1,358	* (g)
Preferred Stocks — 0.0%
Financials — 0.0%
Thrifts & Mortgage Finance — 0.0%
Federal Home Loan Mortgage Corp. (FHLMC)	8.375%		12,075	4,106	*(c)
Federal National Mortgage Association (FNMA)	8.250%		8,850	3,009	*(c)
Total Preferred Stocks (Cost — $523,125)				7,115

		Expiration Date	Contracts
Purchased Options — 0.1%
Eurodollar Futures, Put @ $99.38		9/13/10	29	7,431
Eurodollar Mid Curve 1-Year Futures, Put @ $98.75		9/10/10	14	2,713
U.S. Treasury 10-Year Notes Futures, Call @ $119.50		8/27/10	3	10,312
U.S. Treasury 10-Year Notes Futures, Call @ $121.50		8/27/10	4	7,813
U.S. Treasury 10-Year Notes Futures, Call @ $124.00		8/27/10	9	6,609
Total Purchased Options (Cost — $27,704)				34,878

			Warrants
Warrants — 0.0%
SemGroup Corp. (Cost — $0)		11/30/14	54	259	*
Total Investments before Short-Term Investment (Cost — $44,668,855)				42,493,437

		Maturity Date	Face Amount
Short-Term Investment — 0.6%
U.S. Government Agency — 0.6%
Federal National Mortgage Association (FNMA), Discount Notes (Cost — $259,931)	0.180%	8/23/10	$260,000	259,931	(h)(i)
Total Investments — 98.8% (Cost — $44,928,786#)				42,753,368
Other Assets in Excess of Liabilities — 1.2%				525,806
Total Net Assets — 100.0%				$43,279,174

See Notes to Financial Statements.

14	Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report

Schedule of investments (unaudited) (cont’d)

June 30, 2010

Western Asset Intermediate Plus Bond Portfolio

†	Face amount denominated in U.S. dollars, unless otherwise noted.

*	Non-income producing security.

(a)	The coupon payment on these securities is currently in default as of June 30, 2010.

(b)

Security is exempt from registration under Rule 144A of the Securities Act of 1933. This security may be resold in transactions that are exempt from registration, normally to qualified institutional buyers. This security has been deemed liquid pursuant to guidelines approved by the Board of Directors, unless otherwise noted.

(c)	Variable rate security. Interest rate disclosed is that which is in effect at June 30, 2010.

(d)	Security has no maturity date. The date shown represents the next call date.

(e)	Illiquid security.

(f)	Payment-in-kind security for which part of the income earned may be paid as additional principal.

(g)	Security is valued in good faith at fair value in accordance with procedures approved by the Board of Directors (See Note 1).

(h)	Rate shown represents yield-to-maturity.

(i)	All or a portion of this security is held at the broker as collateral for open futures contracts.
#	Aggregate cost for federal income tax purposes is substantially the same.

Abbreviations used in this schedule:
ARM	— Adjustable Rate Mortgage
GO	— General Obligation
EUR	— Euro

Schedule of Written Options
Security	Expiration Date	Strike Price	Contracts	Value
Eurodollar Futures, Call	3/14/11	$98.88	25	$26,094
Eurodollar Futures, Call	9/13/10	98.75	28	43,750
Eurodollar Futures, Call	9/13/10	99.13	23	15,669
Eurodollar Futures, Call	9/13/10	99.25	14	5,862
Eurodollar Futures, Put	9/13/10	99.13	52	6,825
Eurodollar Futures, Put	3/14/11	98.88	25	8,281
Eurodollar Futures, Put	9/13/10	99.00	37	3,700
Eurodollar Mid Curve 1-Year Futures, Put	9/10/10	98.50	14	1,400
U.S. Treasury 10-Year Notes Futures, Call	8/27/10	123.50	2	1,875
Total Written Options (Premiums received — $119,210)				$113,456

See Notes to Financial Statements.

Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report	15

Statement of assets and liabilities (unaudited)

June 30, 2010

Assets:
Investments, at value (Cost — $44,928,786)	$42,753,368
Foreign currency, at value (Cost — $250)	226
Cash	83,197
Interest receivable	449,198
Receivable for securities sold	407,620
Unrealized appreciation on forward currency contracts	113,925
Premiums paid for open swaps	40,711
Unrealized appreciation on swaps	20,999
Receivable for open swap contracts	72
Prepaid expenses	20,926
Total Assets	43,890,242

Liabilities:
Payable for securities purchased	222,454
Written options, at value (premium received $119,210)	113,456
Unrealized depreciation on forward currency contracts	92,354
Unrealized depreciation on swaps	54,286
Distributions payable	23,218
Investment management fee payable	3,660
Payable to broker — variation margin on open futures contracts	3,483
Payable for open swap contracts	1,057
Premiums received for open swaps	889
Directors’ fees payable	744
Payable for Fund shares repurchased	542
Accrued expenses	94,925
Total Liabilities	611,068
Total Net Assets	$43,279,174

Net Assets:
Par value (Note 7)	$4,238
Paid-in capital in excess of par value	45,616,942
Undistributed net investment income	78,663
Accumulated net realized loss on investments, futures contracts, written options, swap contracts and foreign currency transactions	(260,019)
Net unrealized depreciation on investments, futures contracts, written options, swap contracts and foreign currencies	(2,160,650)
Total Net Assets	$43,279,174

Shares Outstanding:
Class IS1	618,255
Class I1	3,619,512

Net Asset Value:
Class IS1	$10.20
Class I1	$10.21

[1]	In April 2010, Institutional Select Class and Institutional Class shares were renamed Class IS and Class I shares, respectively.

See Notes to Financial Statements.

16	Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report

Statement of operations (unaudited)

For the Six Months Ended June 30, 2010

Investment Income:
Interest	$1,267,100
Dividends	4,466
Total Investment Income	1,271,566

Expenses:
Investment management fee (Note 2)	106,125
Audit and tax	27,121
Shareholder reports (Note 5)	22,250
Legal fees	18,523
Custody fees	13,399
Transfer agent fees (Note 5)	5,680
Registration fees	5,107
Directors’ fees	1,390
Miscellaneous expenses	3,593
Total Expenses	203,188
Less: Fee waivers and/or expense reimbursements (Notes 2 and 5)	(61,443)
Net Expenses	141,745
Net Investment Income	1,129,821

Realized and Unrealized Gain (Loss) on Investments, Futures Contracts, Written Options, Swap Contracts and Foreign Currency Transactions (Notes 1, 3 and 4):
Net Realized Gain (Loss) From:
Investment transactions	536,018
Futures contracts	110,099
Written options	87,678
Swap contracts	(200,474)
Foreign currency transactions	94,972
Net Realized Gain	628,293
Change in Net Unrealized Appreciation/Depreciation From:
Investments	1,455,275
Futures contracts	125,321
Written options	(6,664)
Swap contracts	84,385
Foreign currencies	26,334
Change in Net Unrealized Appreciation/Depreciation	1,684,651
Net Gain on Investments, Futures Contracts, Written Options, Swap Contracts and Foreign Currency Transactions	2,312,944
Increase in Net Assets From Operations	$3,442,765

See Notes to Financial Statements.

Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report	17

Statements of changes in net assets

For the Six Months Ended June 30, 2010 (unaudited) and the Year Ended December 31, 2009	2010	2009

Operations:
Net investment income	$1,129,821	$3,271,486
Net realized gain	628,293	149,602
Change in net unrealized appreciation/depreciation	1,684,651	9,913,262
Increase in Net Assets From Operations	3,442,765	13,334,350

Distributions to Shareholders From (Notes 1 and 6):
Net investment income	(1,145,539)	(3,198,493)
Decrease in Net Assets from Distributions to Shareholders	(1,145,539)	(3,198,493)

Fund Share Transactions (Note 7):
Net proceeds from sale of shares	466,563	300,000
Reinvestment of distributions	957,235	2,888,512
Cost of shares repurchased	(17,310,414)	(33,605,353)
Decrease in Net Assets From Fund Share Transactions	(15,886,616)	(30,416,841)
Decrease in Net Assets	(13,589,390)	(20,280,984)

Net Assets:
Beginning of period	56,868,564	77,149,548
End of period*	$43,279,174	$56,868,564
* Includes undistributed net investment income of:	$78,663	$94,381

See Notes to Financial Statements.

18	Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report

Financial highlights

For a share of each class of capital stock outstanding throughout each year ended December 31, unless otherwise noted:
Class IS Shares[1,2]	2010[3]	2009	2008[4]

Net asset value, beginning of period	$ 9.78	$ 8.53	$ 8.31

Income (loss) from operations:
Net investment income	0.22	0.42	0.05
Net realized and unrealized gain	0.42	1.24	0.31
Total income from operations	0.64	1.66	0.36

Less distributions from:
Net investment income	(0.22)	(0.41)	(0.14)
Total distributions	(0.22)	(0.41)	(0.14)

Net asset value, end of period	$10.20	$9.78	$8.53
Total return[5]	6.59%	19.89%	4.32%

Net assets, end of period (000s)	$6,307	$6,730	$7,057

Ratios to average net assets:
Gross expenses	0.84%[6]	0.76%	0.63%[6]
Net expenses[7]	0.45 [6]	0.45	0.45	[6],8
Net investment income	4.35 [6]	4.6	4.6	[6]

Portfolio turnover rate	71%	154%	182%

[1]	In April 2010, Institutional Select Class shares were renamed Class IS shares.

[2]	Per share amounts have been calculated using the average shares method.

[3]	For the six months ended June 30, 2010 (unaudited).

[4]	For the period November 10, 2008 (commencement of operations) to December 31, 2008.

[5]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[6]	Annualized.

[7]	Reflects fee waivers and/or expense reimbursements.

[8]	The impact of compensating balance agreements to the expense ratio was less than 0.01%.

See Notes to Financial Statements.

Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report	19

For a share of each class of capital stock outstanding throughout each year ended December 31, unless otherwise noted:
Class I Shares[1]	2010[2,3]	2009[3]	2008[3,4]		2008[3,5]	2007[3,5]	2006[5]	2005[5]

Net asset value, beginning of period	$ 9.79	$ 8.54	$ 9.67		$ 9.95	$ 9.74	$ 9.86	$ 10.00

Income (loss) from operations:
Net investment income	0.21	0.42	0.32		0.49	0.45	0.40	0.32
Net realized and unrealized gain (loss)	0.43	1.24	(0.81)		(0.26)	0.21	(0.11)	(0.14)
Total income (loss) from operations	0.64	1.66	(0.49)		0.23	0.66	0.29	0.18

Less distributions from:
Net investment income	(0.22)	(0.41)	(0.40)		(0.49)	(0.45)	(0.41)	(0.32)
Net realized gains	—	—	(0.24)		(0.02)	—	—	—
Total distributions	(0.22)	(0.41)	(0.64)		(0.51)	(0.45)	(0.41)	(0.32)

Net asset value, end of period	$10.21	$9.79	$8.54		$9.67	$9.95	$9.74	$9.86
Total return[6]	6.54%	19.84%	(5.37)%		2.35%	6.98%	2.99%	1.81%

Net assets, end of period (000s)	$36,972	$50,139	$70,093		$110,814	$86,822	$69,908	$40,637

Ratios to average net assets:
Gross expenses	0.76%[7]	0.68%	0.64%[7]		0.58%	0.63%	0.76%	1.22%
Net expenses[8]	0.55 [7]	0.47	0.49	[7],9	0.45 [9]	0.45 [9]	0.45 [9]	0.45 [9]
Net investment income	4.25 [7]	4.6	4.7	[7]	5.0	4.6	4.1	3.1

Portfolio turnover rate	71%	154%	182%		300%	312%	369%	464%

[1]	In April 2010, Institutional Class shares were renamed Class I shares.

[2]	For the six months ended June 30, 2010 (unaudited).

[3]	Per share amounts have been calculated using the average shares method.

[4]	For the period April 1, 2008 to December 31, 2008.

[5]	For the year ended March 31.

[6]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[7]	Annualized.

[8]	Reflects fee waivers and/or expense reimbursements.

[9]	The impact of compensating balance agreements to the expense ratio was less than 0.01%.

See Notes to Financial Statements.

20	Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report

Notes to financial statements (unaudited)

1. Organization and significant accounting policies

Western Asset Intermediate Plus Bond Portfolio (the “Fund”) is a separate diversified investment series of Western Asset Funds, Inc. (the “Corporation”). The Corporation, a Maryland Corporation, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The Fund offers three classes of shares: Class IS, Class I and Class FI. Prior to April 2010, Class IS, Class I and Class FI shares were known as Institutional Select Class, Institutional Class and Financial Intermediary Class shares, respectively. Shares in the Class FI bear a distribution fee. Class FI shares have not commenced operations. The income and expenses of the Fund are allocated proportionately to each class of shares based on daily net assets, except for Rule 12b-1 distribution fees, which are charged only on the Class FI shares, and transfer agent and shareholder servicing expenses, and certain other expenses, which are determined separately for each class.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through the date the financial statements were issued.

(a) Investment valuation. Debt securities are valued at the last quoted bid price provided by an independent pricing service that are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. Publicly traded foreign government debt securities are typically traded internationally in the over-the-counter market, and are valued at the last quoted bid price as of the close of business of that market. Futures contracts are valued daily at the settlement price established by the board of trade or exchange on which they are traded. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund values these securities at fair value as determined in accordance with procedures approved by the Fund’s Board of Directors. Short term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

The Fund has adopted Financial Accounting Standards Board Codification Topic 820 (“ASC Topic 820”). ASC Topic 820 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Fund’s investments, and requires additional disclosure about fair value. The hierarchy of inputs is summarized below.

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The Fund uses valuation techniques to measure fair value that are consistent with the market approach and/or income approach, depending on the type of the security and the particular circumstance. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable securities. The income approach uses valuation techniques to convert future amounts of cash flow to a single present amount.

Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report	21

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

Description	Quoted Prices (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Long-term investments†:
Corporate bonds & notes	—	$26,753,513	—	$26,753,513
Asset-backed securities	—	2,039,722	—	2,039,722
Collateralized mortgage obligations	—	5,440,793	—	5,440,793
Mortgage-backed securities	—	296,146	—	296,146
Municipal bonds	—	271,768	—	271,768
Sovereign bonds	—	339,247	—	339,247
U.S. government & agency obligations	—	6,589,896	—	6,589,896
U.S. treasury inflation protected securities	—	718,742	—	718,742
Common stock	—	—	$1,358	1,358
Preferred stocks	$7,115	—	—	7,115
Purchased options	34,878	—	—	34,878
Warrants	—	259	—	259
Total long-term investments	$41,993	$42,450,086	$1,358	$42,493,437
Short-term investments†	—	259,931	—	259,931
Total investments	$41,993	$42,710,017	$1,358	$42,753,368
Other financial instruments:
Futures contracts	$20,754	—	—	$20,754
Forward foreign currency contracts	—	$21,571	—	21,571
Written options	(113,456)	—	—	(113,456)
Credit default swaps on corporate issues — sell protection‡	—	(4,335)	—	(4,335)
Credit default swaps on corporate issues — buy protection‡	—	22,637	—	22,637
Credit default swaps on credit indices — buy protection‡	—	(11,767)	—	(11,767)
Total other financial instruments	$(92,702)	$28,106	—	$(64,596)
Total	$(50,709)	$42,738,123	$1,358	$42,688,772

†	See Schedule of Investments for additional detailed categorizations.

‡	Values include any premiums paid or received with respect to swap contracts.

Following is a reconciliation of investments in which significant unobservable inputs (Level 3) were used in determining fair value:

Investments in Securities	Corporate Bonds & Notes	Common Stocks	Warrants	Total
Balance as of December 31, 2009	$52,063	$1,242	$0	$53,305
Accrued premiums/discounts	—	—	—	—
Realized gain/(loss)	—	—	—	—
Change in unrealized appreciation (depreciation)[1]	(1,813)	116	259	(1,438)
Net purchases (sales)	—	—	—	—
Transfers in to Level 3	—	—	—	—
Transfers out of Level 3	(50,250)	—	(259)	(50,509)
Balance as of June 30, 2010	$0	$1,358	$0	$1,358
Net change in unrealized appreciation (depreciation) for investments in securities still held at June 30, 2010[1]	—	$116	—	$116

[1]

This amount is included in the change in net unrealized appreciation (depreciation) in the accompanying Statement of Operations. Change in unrealized appreciation (depreciation) includes net unrealized appreciation (depreciation) resulting from changes in investment values during the reporting period and the reversal of previously recorded unrealized appreciation (depreciation) when gains or losses are realized.

22	Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report

Notes to financial statements (unaudited) (cont’d)

(b) Repurchase agreements. The Fund may enter into repurchase agreements with institutions that its investment adviser has determined are creditworthy. Each repurchase agreement is recorded at cost. Under the terms of a typical repurchase agreement, a fund takes possession of an underlying debt obligation subject to an obligation of the seller to repurchase, and of the fund to resell, the obligation at an agreed-upon price and time, thereby determining the yield during a fund’s holding period. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian, acting on the Fund’s behalf, take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction maturity exceeds one business day, the value of the collateral is marked to market and measured against the value of the agreement in an effort to ensure the adequacy of the collateral. If the counterparty defaults, the Fund generally has the right to use the collateral to satisfy the terms of the repurchase transaction. However, if the market value of the collateral declines during the period in which the Fund seeks to assert its rights or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Inflation-indexed bonds. Inflation-indexed bonds are fixed-income securities whose principal value or interest rate is periodically adjusted according to the rate of inflation. As the index measuring inflation changes, the principal value or interest rate of inflation-indexed bonds will be adjusted accordingly. Inflation adjustments to the principal amount of inflation-indexed bonds are reflected as an increase or decrease to investment income on the Statement of Operations. Repayment of the original bond principal upon maturity (as adjusted for inflation) is guaranteed in the case of U.S. Treasury inflation-indexed bonds. For bonds that do not provide a similar guarantee, the adjusted principal value of the bond repaid at maturity may be less than the original principal.

(d) Forward foreign currency contracts. The Fund may enter into a forward foreign currency contract to hedge against foreign currency exchange rate risk on its non-U.S. dollar denominated securities or to facilitate settlement of a foreign currency denominated portfolio transaction. A forward foreign currency contract is an agreement between two parties to buy and sell a currency at a set price with delivery and settlement at a future date. The contract is marked-to-market daily and the change in value is recorded by the Fund as an unrealized gain or loss. When a forward foreign currency contract is closed, through either delivery or offset by entering into another forward foreign currency contract, the Fund recognizes a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value of the contract at the time it is closed.

Forward foreign currency contracts involve elements of market risk in excess of the amounts reflected on the Statement of Assets and Liabilities. The Fund bears the risk of an unfavorable change in the foreign exchange rate underlying the forward foreign currency contract. Risks may also arise upon entering into these contracts from the potential inability of the counterparties to meet the terms of their contracts.

(e) Written options. When the Fund writes an option, an amount equal to the premium received by the Fund is recorded as a liability, the value of which is marked to market daily to reflect the current market value of the option written. If the option expires, the premium received is recorded as a realized gain. When a written call option is exercised, the difference between the premium received plus the option exercise price and the Fund’s basis in the underlying security (in the case of a covered written call option), or the cost to purchase the underlying security (in the case of an uncovered written call option), including brokerage commission, is recognized as a realized gain or loss. When a written put option is exercised, the amount of the premium received is subtracted from the cost of the security purchased by the Fund from the exercise of the written put option to form the Fund’s basis in the underlying security purchased. The writer or buyer of an option traded on an exchange can liquidate the position before the exercise of the option by entering into a closing transaction. The cost of a closing transaction is deducted from the original premium received resulting in a realized gain or loss to the Fund.

The risk in writing a covered call option is that the Fund may forego the opportunity of profit if the market price of the underlying security increases and the option is exercised. The risk in writing a put option is that the Fund may incur a loss if the market price of the underlying security decreases and the option is exercised. The risk in writing a call option is that the Fund is exposed to the risk of loss if the market price of

Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report	23

the underlying security increases. In addition, there is the risk that the Fund may not be able to enter into a closing transaction because of an illiquid secondary market.

(f) Futures contracts. The Fund may use futures contracts to gain exposure to, or hedge against, changes in the value of interest rates or foreign currencies. A futures contract represents a commitment for the future purchase or sale of an asset at a specified price on a specified date.

Upon entering into a futures contract, the Fund is required to deposit cash or cash equivalents with a broker in an amount equal to a certain percentage of the contract amount. This is known as the “initial margin” and subsequent payments (“variation margin”) are made or received by the Fund each day, depending on the daily fluctuation in the value of the contract. For certain futures, including foreign denominated futures, variation margin is not settled daily, but is recorded as a net variation margin payable or receivable. Futures contracts are valued daily at the settlement price established by the board of trade or exchange on which they are traded. The daily changes in contract value are recorded as unrealized gains or losses in the Statement of Operations and the Fund recognizes a realized gain or loss when the contract is closed.

Futures contracts involve, to varying degrees, risk of loss in excess of the amounts reflected in the financial statements. In addition, there is the risk that the Fund may not be able to enter into a closing transaction because of an illiquid secondary market.

(g) Swap agreements. The Fund may invest in swaps for the purpose of managing its exposure to interest rate, credit or market risk, or for other purposes. The use of swaps involves risks that are different from those associated with ordinary portfolio transactions.

Swap contracts are marked to market daily and changes in value are recorded as unrealized appreciation/(depreciation). Gains or losses are realized upon termination of the swap agreement. Periodic payments and premiums received or made by the Fund are recognized in the Statement of Operations as realized gains or losses, respectively. Collateral, in the form of restricted cash or securities, may be required to be held in segregated accounts with the Fund’s custodian in compliance with the terms of the swap contracts. Securities held as collateral for swap contracts are identified in the Schedule of Investments and restricted cash, if any, is identified on the Statement of Assets and Liabilities. Risks may exceed amounts recorded in the Statement of Assets and Liabilities. These risks include changes in the returns of the underlying instruments, failure of the counterparties to perform under the contracts’ terms, and the possible lack of liquidity with respect to the swap agreements.

Payments received or made at the beginning of the measurement period are reflected as a premium or deposit, respectively, on the Statement of Assets and Liabilities. These upfront payments are amortized over the life of the swap and are recognized as realized gain or loss in the Statement of Operations. A liquidation payment received or made at the termination of the swap is recognized as realized gain or loss in the Statement of Operations. Net periodic payments received or paid by the Fund are recognized as realized gain or loss at the time of receipt or payment in the Statement of Operations.

As disclosed in the Fund’s summary of open swap contracts, the aggregate fair value of credit default swaps in a net liability position as of June 30, 2010 was $16,102. The Fund did not hold or post collateral for its swap transactions. If a defined credit event had occurred as of June 30, 2010, the swaps’ credit-risk-related contingent features would have been triggered and the Fund would have been required to pay up to $100,000 less the value of the contracts’ related reference obligations.

Credit default swaps.

The Fund may enter into credit default swap (“CDS”) contracts for investment purposes, to manage its credit risk or to add leverage. CDS agreements involve one party making a stream of payments to another party in exchange for the right to receive a specified return in the event of a default by a third party, typically corporate or sovereign issuers, on a specified obligation, or in the event of a write-down, principal shortfall, interest shortfall or default of all or part of the referenced entities comprising a credit index. The Fund may use a CDS to provide protection against defaults of the issuers (i.e., to reduce risk where the Fund has exposure to a sovereign issuer) or to take an active long or short position with respect to the likelihood of a particular issuer’s default. As a seller of protection, the Fund generally receives an upfront payment or a stream of payments throughout the term of the swap provided that there is no credit event. If the Fund is a

24	Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report

Notes to financial statements (unaudited) (cont’d)

seller of protection and a credit event occurs, as defined under the terms of that particular swap agreement, the maximum potential amount of future payments (undiscounted) that the Fund could be required to make under a credit default swap agreement would be an amount equal to the notional amount of the agreement. These amounts of potential payments will be partially offset by any recovery of values from the respective referenced obligations. As a seller of protection, the Fund effectively adds leverage to its portfolio because, in addition to its total net assets, the Fund is subject to investment exposure on the notional amount of the swap. As a buyer of protection, the Fund generally receives an amount up to the notional value of the swap if a credit event occurs.

Implied spreads are the theoretical prices a lender receives for credit default protection. When spreads rise, market perceived credit risk rises and when spreads fall, market perceived credit risk falls. The implied credit spread of a particular referenced entity reflects the cost of buying/selling protection and may include upfront payments required to enter into the agreement. Wider credit spreads and decreasing market values, when compared to the notional amount of the swap, represent a deterioration of the referenced entity’s credit soundness and a greater likelihood or risk of default or other credit event occurring as defined under the terms of the agreement. Credit spreads utilized in determining the period end market value of credit default swap agreements on corporate or sovereign issues are disclosed in the Notes to Financial Statements and serve as an indicator of the current status of the payment/performance risk and represent the likelihood or risk of default for credit derivatives. For credit default swap agreements on asset-backed securities and credit indices, the quoted market prices and resulting values, particularly in relation to the notional amount of the contract as well as the annual payment rate, serve as an indication of the current status of the payment/performance risk.

The Fund’s maximum risk of loss from counterparty risk, as the protection buyer, is the fair value of the contract (this risk is mitigated by the posting of collateral by the counterparty to the Fund to cover the Fund’s exposure to the counterparty). As the protection seller, the Fund’s maximum risk is the notional amount of the contract. Credit default swaps are considered to have credit risk-related contingent features since they require payment by the protection seller to the protection buyer upon the occurrence of a defined credit event.

Entering into a CDS agreement involves, to varying degrees, elements of credit, market and documentation risk in excess of the related amounts recognized on the Statement of Assets and Liabilities. Such risks involve the possibility that there will be no liquid market for these agreements, that the counterparty to the agreement may default on its obligation to perform or disagree as to the meaning of the contractual terms in the agreement, and that there will be unfavorable changes in net interest rates.

Interest rate swaps.

The Fund may enter into interest rate swap contracts. Interest rate swaps are agreements between two parties to exchange cash flows based on a notional principal amount. The Fund may elect to pay a fixed rate and receive a floating rate, or, receive a fixed rate and pay a floating rate on a notional principal amount. The net interest received or paid on interest rate swap agreements is accrued daily as interest income. Interest rate swaps are marked to market daily based upon quotations from market makers and the change, if any, is recorded as an unrealized gain or loss in the Statement of Operations. When a swap contract is terminated early, the Fund records a realized gain or loss equal to the difference between the original cost and the settlement amount of the closing transaction.

The risks of interest rate swaps include changes in market conditions that will affect the value of the contract or changes in the present value of the future cash flow streams and the possible inability of the counterparty to fulfill its obligations under the agreement. The Fund’s maximum risk of loss from counterparty credit risk is the discounted net value of the cash flows to be received from the counterparty over the contract’s remaining life, to the extent that that amount is positive. This risk is mitigated by the posting of collateral by the counterparty to the Fund to cover the Fund’s exposure to the counterparty.

(h) Foreign currency translation. Investment securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the respective dates of such transactions.

Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report	25

The Fund does not isolate that portion of the results of operations resulting from fluctuations in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss on investments.

Net realized foreign exchange gains or losses arise from sales of foreign currencies, including gains and losses on forward foreign currency contracts, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the values of assets and liabilities, other than investments in securities, on the date of valuation, resulting from changes in exchange rates.

Foreign security and currency transactions may involve certain considerations and risks not typically associated with those of U.S. dollar denominated transactions as a result of, among other factors, the possibility of lower levels of governmental supervision and regulation of foreign securities markets and the possibility of political or economic instability.

(i) Stripped securities. The Fund may invest in “Stripped Securities,” a term used collectively for components, or strips, of fixed income securities. Stripped securities can be principal only securities (“PO”), which are debt obligations that have been stripped of unmatured interest coupons or, interest only securities (“IO”), which are unmatured interest coupons that have been stripped from debt obligations. The market value of Stripped Securities will fluctuate in response to changes in economic conditions, rates of pre-payment, interest rates and the market’s perception of the securities. However, fluctuations in response to interest rates may be greater in Stripped Securities than for debt obligations of comparable maturities that pay interest currently. The amount of fluctuation may increase with a longer period of maturity.

The yield to maturity on IO’s is sensitive to the rate of principal repayments (including prepayments) on the related underlying debt obligation and principal payments may have a material effect on yield to maturity. If the underlying debt obligation experiences greater than anticipated prepayments of principal, the Fund may not fully recoup its initial investment in IO’s.

(j) Credit and market risk. Investments in securities that are collateralized by residential real estate mortgages are subject to certain credit and liquidity risks. When market conditions result in an increase in default rates of the underlying mortgages and foreclosure values of underlying real estate properties are materially below the outstanding amount of these underlying mortgages, collection of the full amount of accrued interest and principal on these investments may be doubtful. Such market conditions may significantly impair the value and liquidity of these investments and may result in a lack of correlation between their credit ratings and values.

(k) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults or a credit event occurs that impacts the issuer, a Fund may halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default or credit event.

(l) Distributions to shareholders. Distributions from net investment income on the shares of the Fund are declared each business day to shareholders of record, and are paid monthly. Distributions of net realized gains, if any, are declared at least annually. Distributions are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(m) Share class accounting. Investment income, common expenses and realized/unrealized gains (losses) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that share class.

(n) Compensating balance arrangements. The Fund has an arrangement with its custodian bank whereby a portion of the custodian’s fees is paid indirectly by credits earned on the Fund’s cash on deposit with the bank.

26	Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report

Notes to financial statements (unaudited) (cont’d)

(o) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable to regulated investment companies. Accordingly, the Fund intend to distribute its taxable income and net realized gains, if any, to shareholders in accordance with timing requirements imposed by the Code. Therefore, no federal income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on federal income tax returns for all open tax years and has concluded that as of June 30, 2010, no provision for income tax is required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by Internal Revenue Service and state departments of revenue.

Under the applicable foreign tax laws, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(p) Reclassification. GAAP requires that certain components of net assets be reclassified to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset value per share.

2. Investment management agreement and other transactions with affiliates

The Fund has an investment management agreement with Legg Mason Partners Fund Advisor, LLC (“LMPFA”). Western Asset Management Company (“Western Asset”) is the investment adviser. Western Asset Management Company Limited (“WAML”) shares advisory responsibilities with Western Asset. LMPFA, Western Asset and WAML are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

LMPFA provides the Fund with management and administrative services for which the Fund pays a fee, computed daily and payable monthly, at an annual rate of the Fund’s average daily net assets. The manager has agreed to forgo fees and/or reimburse operating expenses (other than interest, taxes, extraordinary expenses and brokerage commissions) so that total operating expenses are not expected to exceed the Fee Cap for Class IS and Class FI. With respect to Class I shares, the manager has contractually agreed to forgo fees and/or reimburse operating expenses at an amount equal to a specified rate of the Fund’s average daily net assets attributable to such share class (“Flat Waiver”). Western Asset and WAML also agreed to waive their advisory fees (which are paid by LMPFA, and not the Fund) in corresponding amounts under both the Fee Cap and the Flat Waiver. This arrangement cannot be terminated prior to April 30, 2011 without the Board’s consent.

With respect to Class IS and Class FI, the manager is permitted to recapture amounts forgone or reimbursed to a class within three years after the day on which the manager earned the fee or incurred the expense if the class’s total annual operating expenses have fallen to a level below the lower of the limit described below or the limit then in effect. The following chart shows the annual rates of management fees, fee caps or flat waivers (as applicable), management fees waived and potential fees which may be recaptured for the Fund’s share classes.

	Asset Breakpoint for Management Fee	Management Fee	Fee Cap	Flat Waiver	Management Fees (Waived)/ Recaptured	Maximum Amount Subject to Recapture
Class IS1	All asset levels	0.400%	0.45%	—	$(12,559)	$35,153
Class I1	All asset levels	0.400%	—	0.13%	(48,884)	6,127

[1]	In April 2010, Institutional Select Class and Institutional Class shares were renamed Class IS and Class I shares, respectively.

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as distributor of the Fund’s shares.

Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report	27

3. Investments

During the six months ended June 30, 2010, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) and U.S. Government & Agency Obligations were as follows:

	Investments	U.S. Government & Agency Obligations
Purchases	$10,186,529	$24,705,829
Sales	13,570,144	31,346,552

At June 30, 2010, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were substantially as follows:

Gross unrealized appreciation	$2,599,511
Gross unrealized depreciation	(4,774,929)
Net unrealized depreciation	$(2,175,418)

During the six months ended June 30, 2010, written option transactions for the Fund were as follows:

	Number of Contracts	Premiums
Written options, outstanding December 31, 2009	184	$106,886
Options written	538	197,605
Options closed	(430)	(173,493)
Options exercised	—	—
Options expired	(72)	(11,788)
Written options, outstanding June 30, 2010	220	$119,210

At June 30, 2010, the Fund had the following open futures contracts:

	Number of Contracts	Expiration Date	Basis Value	Market Value	Unrealized Gain/(Loss)
Contracts to Buy:
90-Day Eurodollar	11	9/10	$2,725,648	$2,731,987	$6,339
U.S. Treasury 5-Year Notes	19	9/10	2,214,359	2,248,680	34,321
U.S. Treasury 30-Year Bonds	1	9/10	123,964	127,500	3,536
					$44,196

Contracts to Sell:
U.S. Treasury 2-Year Notes	8	9/10	1,746,724	1,750,625	(3,901)
U.S. Treasury Bonds	3	9/10	387,896	407,437	(19,541)
					(23,442)
Net unrealized gain on open futures contracts					$20,754

At June 30, 2010, the Fund had the following open forward foreign currency contracts:

Foreign Currency	Local Currency	Market Value	Settlement Date	Unrealized Gain/(Loss)
Contracts to Buy:
Australian Dollar	289,277	$242,122	8/17/10	$(17,374)
Euro	660,000	807,278	8/17/10	(37,852)
Euro	410,000	501,491	8/17/10	(4,031)
Euro	225,324	275,605	8/17/10	(7,051)
				(66,308)

Contracts to Sell:
Australian Dollar	271,728	227,434	8/17/10	15,576
Euro	1,409,348	1,723,843	8/17/10	66,988
Euro	130,000	159,009	8/17/10	10,665
Euro	400,000	489,259	8/17/10	20,696
Japanese Yen	21,660,000	245,171	8/17/10	(7,749)
Japanese Yen	24,500,320	277,321	8/17/10	(18,297)
				87,879
Net unrealized gain on open forward foreign currency contracts				$21,571

28	Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report

Notes to financial statements (unaudited) (cont’d)

At June 30, 2010, the Fund had the following open swap contracts:

CREDIT DEFAULT SWAPS ON CORPORATE ISSUES — SELL PROTECTION[1]
Swap Counterparty (Reference Entity)	Notional Amount[2]	Termination Date	Implied Credit Spread at June 30, 2010[3]	Periodic Payments Received By The Fund‡	Market Value	Upfront Premiums Paid/ (Received)	Unrealized Appreciation/ (Depreciation)
Morgan Stanley & Co. Inc. (SLM Corp., 5.125%, due 8/27/12)	$100,000	9/20/12	4.9535%	2.600% quarterly	$(4,335)	—	$(4,335)

CREDIT DEFAULT SWAPS ON CORPORATE ISSUES — BUY PROTECTION[4]
Swap Counterparty (Reference Entity)	Notional Amount[2]	Termination Date	Periodic Payments Made by the Fund‡	Market Value	Upfront Premiums Paid/ (Received)	Unrealized Appreciation/ (Depreciation)
Goldman Sachs Group Inc. (Assured Guaranty Municipal Corp., 0.480%, due 11/15/13)	$100,000	3/20/11	5.000% quarterly	$1,336	$(674)	$2,010
Goldman Sachs Group Inc. (Assured Guaranty Municipal Corp., 0.480%, due 11/15/13)	60,000	3/20/13	5.000% quarterly	4,513	(215)	4,728
Goldman Sachs Group Inc. (Assured Guaranty Municipal Corp., 0.480%, due 11/15/13)	100,000	3/20/15	5.000% quarterly	11,739	1,285	10,454
Goldman Sachs Group Inc. (Assured Guaranty Municipal Corp., 0.480%, due 11/15/13)	40,000	3/20/20	5.000% quarterly	5,049	1,242	3,807
Total	$300,000			$22,637	$1,638	$20,999

CREDIT DEFAULT SWAPS ON CREDIT INDICES — BUY PROTECTION[4]

Swap Counterparty (Reference Entity)	Notional Amount[2]	Termination Date	Periodic Payments Made by the Fund‡	Market Value[5]	Upfront Premiums Paid/ (Received)	Unrealized Appreciation/ (Depreciation)
Barclay’s Capital Inc. (CDX IG 11)	$1,537,600	12/20/13	1.500% quarterly	$(11,767)	$38,184	$(49,951)

[1]

If the Fund is a seller of protection and a credit event occurs, as defined under the terms of that particular swap agreement, the Fund will either (i) pay to the buyer of protection an amount equal to the notional amount of the swap and take delivery of the referenced obligation or underlying securities comprising the referenced index or (ii) pay a net settlement amount in the form of cash or securities equal to the notional amount of the swap less the recovery value of the referenced obligation or underlying securities comprising the referenced index.

[2]

The maximum potential amount the Fund could be required to make as a seller of credit protection or receive as a buyer of credit protection if a credit event occurs as defined under the terms of that particular swap agreement.

[3]

Implied credit spreads, utilized in determining the market value of credit default swap agreements on corporate issues or sovereign issues of an emerging country as of period end serve as an indicator of the current status of the payment/performance risk and represent the likelihood or risk of default for the credit derivative. The implied credit spread of a particular referenced entity reflects the cost of buying/selling protection and may include upfront payments required to be made to enter into the agreement. Wider credit spreads represent a deterioration of the referenced entity’s credit soundness and a greater likelihood or risk of default or other credit event occurring as defined under the terms of the agreement. A credit spread identified as “Defaulted” indicates a credit event has occurred for the referenced entity or obligation.

[4]

If the Fund is a buyer of protection and a credit event occurs, as defined under the terms of that particular swap agreement, the Fund will either (i) receive from the seller of protection an amount equal to the notional amount of the swap and deliver the underlying securities comprising the referenced index or (ii) receive a net settlement amount in the form of cash or securities equal to the notional amount of the swap less the recovery value of the underlying securities comprising the referenced index.

[5]

The quoted market prices and resulting values for credit default swap agreements on asset-backed securities and credit indices serve as an indicator of the current status of the payment/performance risk and represent the likelihood of an expected liability (or profit) for the credit derivative if the notional amount of the swap agreement had been closed/sold as of the period end. Decreasing market values when compared to the notional amount of the swap, represent a deterioration of the referenced entity’s credit soundness and a greater likelihood of risk of default or other credit event occurring as defined under the terms of the agreement.

‡	Percentage shown is an annual percentage rate.

4. Derivative instruments and hedging activities

Financial Accounting Standards Board Codification Topic 815 requires enhanced disclosure about an entity’s derivative and hedging activities.

Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report	29

Below is a table, grouped by derivative type that provides information about the fair value and the location of derivatives within the Statement of Assets and Liabilities at June 30, 2010.

ASSET DERIVATIVES[1]
	Interest Rate Contracts Risk	Foreign Exchange Contracts Risk	Credit Contracts Risk	Total
Purchased options[2]	$34,878	—	—	$34,878
Futures contracts[3]	44,196	—	—	44,196
Swap contracts[4]	—	—	$61,710	61,710
Forward foreign currency contracts	—	$113,925	—	113,925
Total	$79,074	$113,925	$61,710	$254,709

LIABILITY DERIVATIVES[1]
	Interest Rate Contracts Risk	Foreign Exchange Contracts Risk	Credit Contracts Risk	Total
Written options	$113,456	—	—	$113,456
Futures contracts[3]	23,442	—	—	23,442
Swap contracts[4]	—	—	$55,175	55,175
Forward foreign currency contracts	—	$92,354	—	92,354
Total	$136,898	$92,354	$55,175	$284,427

[1]

Generally, the balance sheet location for asset derivatives is receivables/net unrealized appreciation (depreciation) and for liability derivatives is payables/net unrealized appreciation(depreciation).

[2]	Market value of purchased options is reported in Investments of value in the Statement of Assets and Liabilities.

[3]

Includes cumulative appreciation/depreciation of futures contracts as reported in the footnotes. Only variation margin is reported within the receivables and/or payables of the Statement of Assets and Liabilities.

[4]	Values include premiums paid/(received) on swap contracts which are shown separately in the Statement of Assets and Liabilities.

The following tables provide information about the effect of derivatives and hedging activities on the Fund’s Statement of Operations for the six months ended June 30, 2010. The first table provides additional detail about the amounts and sources of gains/(losses) realized on derivatives during the period. The second table provides additional information about the changes in unrealized appreciation/(depreciation) resulting from the Fund’s derivatives and hedging activities during the period.

AMOUNT OF REALIZED GAIN OR (LOSS) ON DERIVATIVES RECOGNIZED
	Interest Rate Contracts Risk	Foreign Exchange Contracts Risk	Credit Contracts Risk	Total
Bought options	$(30,784)	—	—	$(30,784)
Written options	87,678	—	—	87,678
Futures contracts	110,099	—	—	110,099
Swap contracts	(180,000)	—	$(20,474)	(200,474)
Forward foreign currency contracts	—	$106,265	—	106,265
Total	$(13,007)	$106,265	$(20,474)	$72,784

CHANGE IN UNREALIZED APPRECIATION/DEPRECIATION ON DERIVATIVES RECOGNIZED
	Interest Rate Contracts Risk	Foreign Exchange Contracts Risk	Credit Contracts Risk	Total
Bought options	$6,133	—	—	$6,133
Written options	(6,664)	—	—	(6,664)
Futures contracts	125,321	—	—	125,321
Swap contracts	39,446	—	$44,939	84,385
Forward foreign currency contracts	—	$25,349	—	25,349
Total	$164,236	$25,349	$44,939	$234,524

30	Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report

Notes to financial statements (unaudited) (cont’d)

During the six months ended June 30, 2010, the volume of derivative activity for the Fund was as follows:

Average Market Value
Purchased options	$15,913
Written options	104,339
Forward foreign currency contracts (to buy)	1,682,200
Forward foreign currency contracts (to sell)	2,558,665
Futures contracts (to buy)	9,940,933
Futures contracts (to sell)	4,653,741

Average Notional Balance
Interest rate swap contracts†	$3,257,143
Credit default swap contracts (to buy protection)	1,751,886
Credit default swap contracts (to sell protection)	100,000

†	At June 30, 2010, there were no open positions held in this derivative.

The Fund has several credit related contingent features that if triggered would allow its derivatives counterparties to close out and demand payment or additional collateral to cover their exposure from the Fund. Credit related contingent features are established between the Fund and its derivatives counterparties to reduce the risk that the Fund will not fulfill its payment obligations to its counterparties. These triggering features include, but are not limited to, a percentage decrease in the Fund’s net assets and/or percentage decrease in the Fund’s Net Asset Value or NAV. The contingent features are established within the Fund’s International Swap and Derivatives Association, Inc. master agreements which govern positions in swaps, over-the-counter options, and forward currency exchange contracts for each individual counterparty.

As of June 30, 2010, the total value of swap positions with credit related contingent features in a net liability position was $16,102. If a contingent feature would have been triggered as of June 30, 2010, the Fund would have been required to pay this amount in cash to its counterparties. The Fund did not hold or post collateral for its swap transactions.

5. Class specific expenses, waivers and/or reimbursements

The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a distribution fee with respect to its Class FI shares calculated at an annual rate of 0.25% of the average daily net assets of the Class FI. Distribution fees are accrued and paid monthly. At June 30, 2010, Class FI had not commenced operations.

For the six months ended June 30, 2010, class specific expenses were as follows:

	Shareholder Reports	Transfer Agent Fees
Class IS1	$3,110	$2,623
Class I1	19,140	3,057
Total	$22,250	$5,680

[1]	In April 2010, Institutional Select Class and Institutional Class shares were renamed Class IS and Class I shares, respectively.

For the six months ended June 30, 2010, waivers and/or reimbursements by class were as follows:

Waivers/ Reimbursements
Class IS1	$12,559
Class I1	48,884
Total	$61,443

[1]	In April 2010, Institutional Select Class and Institutional Class shares were renamed Class IS and Class I shares, respectively.

Western Asset Intermediate Plus Bond Portfolio 2010 Semi-Annual Report	31

6. Distributions to shareholders by class

	Six Months Ended June 30, 2010	Year Ended December 31, 2009
Net Investment Income:
Class IS1	$142,399	$296,845
Class I1	1,003,140	2,901,648
Total	$1,145,539	$3,198,493

[1]	In April 2010, Institutional Select Class and Institutional Class shares were renamed Class IS and Class I shares, respectively.

7. Capital shares

At June 30, 2010, the Corporation had 21.15 billion shares of capital stock authorized with a par value of $0.001 per share. Transactions in shares of the Fund were as follows:

	Six Months Ended June 30, 2010		Year Ended December 31, 2009
	Shares	Amount	Shares	Amount
Class IS1
Shares repurchased	(69,721)	$(700,000)	(138,864)	$(1,220,000)
Net decrease	(69,721)	$(700,000)	(138,864)	$(1,220,000)

Class I1
Shares sold	46,097	$466,563	30,643	$300,000
Shares issued on reinvestment	94,931	957,235	316,156	2,888,512
Shares repurchased	(1,640,445)	(16,610,414)	(3,431,527)	(32,385,353)
Net decrease	(1,499,417)	$(15,186,616)	(3,084,728)	$(29,196,841)

[1]	In April 2010, Institutional Select Class shares and Institutional Class shares were renamed Class IS and Class I shares, respectively.

8. Capital loss carryforward

As of December 31, 2009, the Fund had a net capital loss carryforward of approximately $924,264, which expires in 2017. This amount will be available to offset any future taxable capital gains.

Western Asset

Intermediate Plus Bond Portfolio

Directors

William E. B. Siart, Chairman

Ronald J. Arnault

Anita L. DeFrantz

R. Jay Gerken

Ronald L. Olson

Avedick B. Poladian

Jaynie Miller Studenmund

Investment manager

Legg Mason Partners Fund Advisor, LLC

Investment advisers

Western Asset Management Company

Western Asset Management Company Limited

Transfer agent

Boston Financial Data Services

2000 Crown Colony Drive

Quincy, MA 02169

Custodian

State Street Bank and Trust Company

Counsel

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Independent registered public accounting firm

PricewaterhouseCoopers LLP

Baltimore, MD

Western Asset Intermediate Plus Bond Portfolio

The Fund is a separate investment series of Western Asset Funds, Inc.

Western Asset Intermediate Plus Bond Portfolio

Legg Mason Funds

55 Water Street

New York, NY 10041

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (“SEC”) for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Forms N-Q are available on the SEC’s website at www.sec.gov. The Fund’s Forms N-Q may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C., and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. To obtain information on Form N-Q from the Fund, shareholders can call Institutional Shareholder Services at 1-888-425-6432.

Information on how the Fund voted proxies relating to portfolio securities during the prior 12-month period ended June 30th of each year and a description of the policies and procedures that the Fund uses to determine how to vote proxies related to portfolio transactions are available (1) without charge, upon request, by calling Institutional Shareholder Services at 1-888-425-6432, (2) on the Fund’s website at www.leggmason.com/individualinvestors and (3) on the SEC’s website at www.sec.gov.

This report is submitted for the general information of the shareholders of Western Asset Intermediate Plus Bond Portfolio. This report is not authorized for distribution to prospective investors in the Fund unless preceded or accompanied by a current prospectus.

Investors should consider the Fund’s investment objectives, risks, charges and expenses carefully before investing. The prospectus contains this and other important information about the Fund. Please read the prospectus carefully before investing.

www.leggmason.com/individualinvestors

© 2010 Legg Mason Investor Services, LLC

Member FINRA, SIPC

Privacy policy

We are committed to keeping nonpublic personal information about you secure and confidential. This notice is intended to help you understand how we fulfill this commitment. From time to time, we may collect a variety of personal information about you, including:

•	Information we receive from you on applications and forms, via the telephone, and through our websites;

•	Information about your transactions with us, our affiliates, or others (such as your purchases, sales, or account balances); and

•	Information we receive from consumer reporting agencies.

We do not disclose nonpublic personal information, about our customers or former customers, except to our affiliates (such as broker-dealers or investment advisers within the Legg Mason family of companies) or as is otherwise permitted by applicable law or regulation. For example, we may share this information with others in order to process your transactions or service an account. We may also provide this information to companies that perform marketing services on our behalf, such as printing and mailing, or to other financial institutions with whom we have joint marketing agreements. When we enter into such agreements, we will require these companies to protect the confidentiality of this information and to use it only to perform the services for which we hired them.

With respect to our internal security procedures, we maintain physical, electronic, and procedural safeguards to protect your nonpublic personal information, and we restrict access to this information.

If you decide at some point either to close your account(s) or become an inactive customer, we will continue to adhere to our privacy policies and practices with respect to your nonpublic personal information.

NOT PART OF THE SEMI-ANNUAL REPORT

At Legg Mason, we’ve assembled a collection of experienced investment management firms and empowered each of them with the tools, the resources and, most importantly, the independence to pursue the strategies they know best.

•	Each was purposefully chosen for their commitment to investment excellence.

•	Each is focused on specific investment styles and asset classes.

•	Each exhibits thought leadership in their chosen area of focus.

Together, we’ve built a powerful portfolio of solutions for financial advisors and their clients. And it has made us a world leader in money management.*

*	Ranked eighth-largest money manager in the world, according to Pensions & Investments, May 31, 2010, based on 12/31/09 worldwide institutional assets under management.

Western Asset Management Company

Legg Mason, Inc. Subsidiaries

www.leggmason.com/individualinvestors

©2010 Legg Mason Investor Services, LLC Member FINRA, SIPC

WASX012831 8/10 SR10-1165

NOT PART OF THE SEMI-ANNUAL REPORT